UTEK® Intellectual Capital Consulting

October 11, 2006

Mr. Norman A. Gardner
Chairman and CEO
LaserLock Technologies, Inc.
837 Lindy Lane
Bala Cynwd, PA 19004

Dear Norman

Re: UTEK ICC Standard Agreement for IP Commercialization

As a follow on to the ***IP SNAPSHOT***™ service to build up a list of qualified potential IP licensing candidates in one or more markets, we can execute an IP commercialization plan on behalf of LaserLock Technologies, Inc. (LaserLock).

We will execute a commission-based sales campaign to license the target patent portfolio to prospective licensees in one or more markets adjacent to the security & surveillance market. There is a modest start-up fee that will be credited back to LaserLock out of commissions.

Our team will comprise:
Account Manager (main point of contact)
Licensing Manager

Please see the attached Standard Agreement for IP Commercialization, for your review. We can schedule a call to go through this document.

Sincerely yours,

Michael Kayat, Ph.D.
President
UTEK Intellectual Capital Consulting
+1 813 754 4330 x 292
mkayat@utekcorp.com

Attachment 1: Standard Agreement for IP Commercialization

THE PROJECT

LaserLock Technologies, Inc. (the "CLIENT") is the owner of patents, know-how and applications (the "Technology"). CLIENT is seeking to maximize the value of the IP assets by licensing or selling the Technology.

Responsibilities of UTEK Intellectual Consulting ("UTEK ICC") under this agreement:

Licensing or Patent Sales Activities

- Develop an Executive Plan for IP Commercialization which includes:
    1. Technology summary and key attributes for the target patent portfolio
    2. Potential target prospect list, associated value proposition and approach
    3. Commercialization strategy options (licensing or assignment)
    4. Market sizing estimates and initial asset pricing
    5. Contact letter package
- Contact potential licensees or buyers with a view to initiating negotiations, and, in consultation with CLIENT, carry negotiations forward through contract stage to closing.
- Review the results of its work on a monthly basis, evaluate the likelihood of closing a successful license or sale with parties in question, and report the results to CLIENT, via email.

Responsibilities of CLIENT under this agreement:

- Supply all information at its disposal likely to assist UTEK ICC in identifying, qualifying, and negotiating with target companies.
- Be readily available to UTEK ICC for consultation regarding the Technology.
- Fully and willingly comply with UTEK ICC' requests for support of its commercialization efforts.
- Accept or reject offers or proposals at its sole discretion, in a timely manner.

COMPENSATION

FEES
UTEK ICC shall receive an initial fee of $5,000 due at the signing the Agreement. This fee will be credited back to CLIENT from commissions on the first $5,000 payable to UTEK ICC.

ESTIMATED EXPENSES
Expenses, including any research expenses (reports, etc.), phone expenses and travel are to be billed to CLIENT. No single expense shall exceed $250 without prior CLIENT approval.

COMMISION SCHEDULE
UTEK ICC will also receive from CLIENT a percentage of all Net Revenues ("Net Revenue"), as set forth below, accruing to CLIENT from the sale, licensing or other commercial transaction involving the Technology that shall continue for the life of such transactions, according to the schedule listed below:

20% of all revenue up to $5,000,000; thereafter
15% of all revenue from $5,000,001 to $10,000,000;
10% of all revenue from $10,000,001 to $20,000,000; thereafter
5% of all revenue above $20,000,000

Or, 5% if revenue is generated from infringement litigation.

"Net Revenue" means any option fee, license fee, royalty payment, rent or other remuneration from any person, partnership, corporation or other business entity which is received by CLIENT under any agreement with third parties, and entered into during the term of this Agreement, (including any extensions), which conveys any option, license, lease, sale, transfer, or other rights to the Technology, less any credits, discounts, or other reasonable allowances extended by CLIENT to buyer or licensee. Not withstanding the forgoing, UTEK ICC shall not be entitled to share in any service or consulting fees related to services performed by CLIENT in transferring such technology to a buyer or licensee.

CLIENT warrants that it is the sole owner of the Technology, and expressly accepts from the calculation of Net Revenue any debt, lien, or share in the Technology which may be owing to any entity upon the execution of any sale or licensing agreements such as are contemplated in this agreement.

OTHER TERMS AND CONDITIONS

TERM AND TERMINATION
UTEK ICC shall serve as exclusive agent to CLIENT for the sale of the Technology for an initial Term of six (6) months from the execution date of this Agreement.

Once a contact has been made with a third party, the Term is automatically extended for that party until the resolution of negotiations with that party, even if such negotiations result in a contract signed after the expiration of the initial Term. Thirty (30) days before the end of the initial Term, UTEK ICC must notify CLIENT of any third parties with whom they are then in contact regarding the Technology and UTEK ICC must refrain after such notice from pursuing new leads unless such efforts are agreed to by CLIENT.

In the event that R&D contracts are secured under terms of this Agreement, UTEK ICC shall continue to remain exclusive licensing agent for the results from that R&D for an additional subsequent period equal to the initial Term. This subsequent period commences at the conclusion of said R&D contract.

This Agreement shall be renewable upon mutual written agreement of the Parties.

The termination of this Agreement for any cause shall not affect the terms of any licenses or other grants entered into by CLIENT before such termination, and no termination shall relieve CLIENT, or any successor of CLIENT, voluntary or involuntary, of its obligation to pay to UTEK ICC its share of Revenue due or Revenue to become due or accrued under this Agreement.

This Agreement may be terminated during the Term: (a) by either Party upon written notice to the other if the other Party becomes insolvent, files or has filed against it a petition under any chapter of the United States Bankruptcy Code, 11 U.S.C. §101 et seq. (or any similar petition under any insolvency law of any jurisdiction), proposes any dissolution, liquidation, composition, financial reorganization or re-capitalization with creditors, makes an assignment or trust mortgage for the benefit of creditors, or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to any property or business of such Party; and (b) by either Party at any time if the other Party breaches any of the provisions of this Agreement and does not cure such breach to the reasonable satisfaction of the terminating Party within thirty (30) days after receiving written notice thereof.

BEST EFFORTS

UTEK ICC will perform work in stages comprised of initial review and plan, contact with prospective licensees, execution of non-disclosure agreements, technology and business discussions with interested parties, and the negotiation of agreements with any parties willing to reach agreement. Every month, UTEK ICC will review the results of its previous work, evaluate the likelihood of closing a successful license or sale with parties in question, and report the results to CLIENT.

UTEK ICC will perform all work in good faith and will cease commercialization efforts only in the event of a demonstrated lack of interest from the potential licensee or buyer universe or upon the discovery of new information with a strong negative impact on the viability of commercialization or sale of the Technology. Such information will be fully disclosed to CLIENT before any cessation. In such a circumstance, UTEK ICC and CLIENT shall agree to an established end point to UTEK ICC' efforts and the process of decommissioning UTEK ICC.

Statistically, only a small portion of out-licensing efforts are successful. UTEK ICC can not guarantee success for CLIENT.

DISBURSEMENT OF REVENUES
CLIENT shall receive payment from buyers or other parties and shall disburse UTEK ICC' commissions due thereof within thirty (30) business days of receipt. Upon reasonable advance notice, UTEK ICC has the right to conduct an audit of CLIENT' records concerning payments to CLIENT from contracts secured under the terms of this Agreement, using an independent auditing firm, and during normal business hours. The cost of such audit shall be at UTEK ICC' sole expense.

CONFLICT OF INTEREST
UTEK ICC agrees not to handle other accounts during the Term of this Agreement that would lead to any conflict of interest as to CLIENT. UTEK ICC further agrees to advise CLIENT of any potential conflict of interest that may arise during the Term of this Agreement.

CONFIDENTIALITY
UTEK ICC and its employees shall apply the highest standard of confidentiality to any confidential material disclosed to UTEK ICC in the course of this Agreement.

SEVERABILITY OR MODIFICATION
If any provision of this Agreement is declared invalid by any court or other tribunal having jurisdiction, then such provision shall be deemed to be modified to conform to the requirements for validity of such provision as if it had originally been so included herein. If such provision cannot be so modified, it shall be deemed deleted as though never included herein. In either case the remaining provisions of this Agreement shall remain in full force and effect.

ARBITRATION
All disputes under this Agreement that cannot be resolved by the Parties shall be submitted to binding arbitration before the American Arbitration Association in Florida. Either party may invoke this paragraph after providing thirty (30) days written notice to the other party. The party requesting such arbitration shall be responsible for all costs of the arbitration.

COMPLETE AGREEMENT
All understandings and agreements heretofore had between the parties hereto with respect to the transaction contemplated hereby are merged into this Agreement, and this Agreement reflects all the understandings of the parties with respect to such transaction. This Agreement cannot be modified or amended except by written agreement signed by the respective parties hereto.

AUDITING
If UTEK ICC secures an Agreement for CLIENT which includes future payments (such as milestone payments and royalties), UTEK ICC may audit CLIENT's books up to one time per year to verify that all commissions have been paid. UTEK ICC shall provide one month's notice to CLIENT to prepare for such audit, which shall be performed at the expense of UTEK ICC.

NO PRESS RELEASES

No press releases or any other forms of communication to third parties, which mention both UTEK CORPORATION (or UTEK ICC) and CLIENT, shall be released without the prior written consent and approval of both UTEK and CLIENT.

CERTIFICATION

CLIENT certifies that it has the sole right to dispose of the above-mentioned technology and/or patent applications.

BINDING EFFECT

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, legal representative, successors and assigns. The respective rights and obligations of the parties may not be assigned without written approval of both parties, which may not be unreasonably withheld.

COUNTERPARTS

This Agreement may be executed in two or more counterparts, and each counterpart when so executed and delivered shall constitute a complete and original instrument. It shall not be necessary when making proof of this Agreement or any counterpart thereof to produce or account for any other counterparts.

CAPTION

Captions of sections are inserted for convenience only, and they do not define, limit or extend the scope or intent of this Agreement or any of the provisions thereof.

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with, and all disputes arising hereunder shall be decided in accordance with, the Laws of the State of Florida, without regard to its conflicts of law principles.

SIGNATURES

The signatories hereto each warrant and represent that they are duly authorized and empowered to enter into this Agreement.

UTEK Intellectual Capital Consulting

By: ____________

Title: President UTEK ICC

Date: 10/16/06

CLIENT

By: ____________

Title: President

Date: 2-28-07

Please return signed copy to UTEK via fax: +1 813 754 2383
Attention: Michael Kayat